EXHIBIT 10.3
Form of
Universal Compression Holdings, Inc.
Amendment to Grant of Unit Appreciation Rights
     THIS AMENDMENT TO GRANT OF UNIT APPRECIATION RIGHTS (the “Amendment”) is entered into and effective as of ___, 2007, by and between Universal Compression Holdings, Inc. (the “Company”), and ___(the “Grantee”).
W I T N E S S E T H:
     WHEREAS, the Company granted to Grantee ___unit appreciation rights (“UARs”) with respect to Common Units of Universal Compression Partners, L.P. on the terms and conditions set forth in an Award Agreement, with a Grant Date of ___(“Agreement”), a copy of which is attached hereto; and
     WHEREAS, pursuant to Section 8 of the Agreement, the Company and the Grantee desire to amend the Agreement to make certain changes with regard to the termination provisions of the Agreement;
     NOW, THEREFORE, effective as of the date hereof, the Agreement is hereby amended as follows:
     1. Section 3 of the Agreement is hereby amended to add a new paragraph (c) thereunder to read in its entirety as follows:
“Termination Without Cause. If the Company terminates your employment without Cause (as defined below) prior to the vesting date, your UARs shall continue to vest following your termination date and, upon the vesting date, January 1, 2009, shall be exercisable in accordance with the terms of this Section 3 of the Agreement, but in no event shall the UARs be exercisable later than December 31, 2009. If the Company terminates your employment without Cause on or after the vesting date, your UARs may be exercised, subject to the further provisions of this Agreement, by you or by your guardian or legal representative (or by your estate or the person who acquires the UARs by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period) at any time during the period following such termination until December 31, 2009, but only as to the vested number of UARs, if any, that you were entitled to purchase hereunder as of the date your employment so terminates.

For purposes of this paragraph, ‘Cause’ means (i) your commission of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of or proprietary material information of the Company or an Affiliate), (ii) your conviction (or a plea of nolo contendere in lieu thereof) of a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) your willful failure to follow the written directions of the Chief Executive Officer of the Company, Company management, or the Company Board, in the case of executive officers of the Company, when such directions are consistent with your customary duties and responsibilities and where your refusal has continued for more than 10 days following written notice; (iv) your willful misconduct as an employee of the Company or an Affiliate which includes your failure to adhere to the Company’s Code of Business Conduct and Ethics; (v) your willful failure to render services to the Company or an Affiliate in accordance with your employment arrangement, which failure amounts to a material neglect of your duties to the Company or an Affiliate, or (vi) your substantial dependence, as determined by the Committee, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended, as determined in the sole discretion of the Committee.”
     2. The former Section 3(c) of the Agreement is hereby renumbered as Section 3(d) and amended and restated to read in its entirety as follows:
“Other Terminations. If your employment with the Company is terminated for any reason other than as provided in the paragraphs 3(a), (b) or (c) above, to the extent vested on the date of your termination, subject to the further provisions of this Agreement, you or your guardian or legal representative (or your estate or the person who acquires the UARs by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period) may exercise the UARs at any time (i) during the three-month period following such termination, if such termination is prior to October 1, 2009, or (ii) during the period following such termination until December 31, 2009, if such termination is after September 30, 2009.”
     3. The former Section 3(d) of the Agreement is hereby renumbered as Section 3(e).
     4. The last two paragraphs of section 3 of the Agreement are hereby amended and restated to read as follows:
     “Notwithstanding any of the foregoing, the UARs shall not be exercisable in any event after December 31, 2009.
     Except as otherwise provided in paragraphs 3(a), (b), (c) or (d) above, all UARs that are not vested on the date of your termination of employment with the Company shall be automatically canceled without payment upon such termination.”

     5. The Agreement shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have caused this Amendment to be executed all as of the day and year first above written.

Universal Compression Holdings, Inc.
By:
Name:
Title:

Grantee

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